EXHIBIT 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Norma F. Dunn	Bryan Kimzey
713-830-8883	713-830-8775
norma.dunn@calpine.com	bryan.kimzey@calpine.com

Calpine Pursuing Potential CCFC Debt Refinancing

(HOUSTON, Texas) - April 22, 2013 - Calpine Corporation (NYSE: CPN), the parent company of Calpine Construction Finance Company, L.P. (CCFC), today announced that CCFC is pursuing a potential debt refinancing pursuant to which CCFC intends to enter into a new senior secured term loan in an amount of approximately $1.055 billion. The proceeds of the refinancing, if effected, are anticipated to be used to redeem CCFC's outstanding 8% Senior Secured Notes due in 2016 and related fees and expenses. The timing, size and terms of any potential refinancing and the use of proceeds thereof are subject to market and other conditions, and Calpine Corporation makes no assurance that such actions will take place.

This announcement does not constitute an offer to sell, or the solicitation of offers to buy, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Calpine
Calpine Corporation generates more electricity than any other independent power producer in America, with a fleet of 93 power plants in operation or under construction, representing more than 27,000 megawatts of generation capacity. Serving customers in 20 states and Canada, we specialize in developing, constructing, owning and operating natural gas-fired and renewable geothermal power plants that use advanced technologies to generate power in a low-carbon and environmentally responsible manner. Our clean, efficient, modern and flexible fleet is uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, stricter environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. We focus on wholesale competitive power markets and advocate for market-driven solutions that result in nondiscriminatory forward price signals for investors. Please visit www.calpine.com to learn more about why Calpine is a generation ahead - today.

Forward-Looking Information
In addition to historical information, this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions identify forward-looking statements. Such statements include, among others, those concerning expected financial performance and

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Calpine Pursuing Potential CCFC Debt Refinancing

April 22, 2013

strategic and operational plans, as well as assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Please see the risks identified in this release or in Calpine's reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, the risk factors identified in its Annual Report on Form 10-K for the year ended Dec. 31, 2012. These filings are available by visiting the Securities and Exchange Commission's website at www.sec.gov or Calpine's website at www.calpine.com. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Calpine undertakes no obligation to update any such statements.

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